Exhibit (s)(2)

Calculation of Filing Fee Tables

FORM N-2

(Form Type)

BLACKROCK CORPORATE HIGH YIELD FUND, INC.

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares of beneficial interest being offered pursuant to the Prospectus Supplement dated January 5, 2026 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated December 12, 2025 (together with the Prospectus Supplement, the “Prospectus”) is 32,609,596 shares of common stock (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on January 5, 2026, is the final prospectus relating to the Offering.